Exhibit 99.16

Pazoo Launches Mobile Website in Preparation for Large Scale Marketing Campaign

CEDAR KNOLLS, N.J., November 5, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce it is launching a mobile website in final preparation for its large scale advertising and marketing campaign set for later this month. The mobile site has been completed and is in final testing before launch later this month.

Pazoo management wanted users to be able to access www.pazoo.com from anywhere on their mobile devices when the big marketing kick off starts.   We believe this will maximize the results from this aggressive growth initiative moving forward later this month. Additionally Pazoo will earn advertising revenue when users visit www.pazoo.com from mobile devices identical to that of general website traffic.

A mobile website is similar to any other website in that it consists of browser-based HTML pages that are linked together and accessed over the Internet.  The obvious characteristic that distinguishes a mobile website from a standard website is the fact that it is designed for the smaller handheld display and touch-screen interface.  Like any website, mobile websites can display text content, data, images and video. They can also access mobile-specific features such as click-to-call (to dial a phone number) or location-based mapping.

Pazoo recognizes that an expansive amount of internet searches occurring now, and in the future, will take place on mobile devices.  With the large scale advertising and marketing campaign set to commence in mid to late November, Pazoo’s new mobile website will allow users and visitors easier access and navigation to all of Pazoo’s vast health and wellness knowledge for both people and their pets.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: November 5, 2013